Exhibit 99.1

Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	David S. DePillo	President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES
BANKING EXPANSION INTO LOS ANGELES COUNTY

– ALSO ANNOUNCES NEW RIVERSIDE COUNTY BANKING OFFICE –

IRVINE, CA – November 25, 2003– Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that its bank subsidiary, Commercial Capital Bank (the “Bank”), has entered into a lease agreement to open its fifth banking office; the Company’s first in Los Angeles County. The new banking office, located in Beverly Hills on the ground floor at the intersection of Beverly Drive and Wilshire Boulevard, is a continuation of the Company’s strategy of providing high-end, relationship-driven, private and business banking services to its clientele of income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. The Company additionally announced that it has entered into a lease agreement enabling the Bank to relocate its Riverside County banking office into a new, highly visible, location in Riverside. Tenant improvement construction at each location is expected to begin in January and be completed in the second quarter of 2004.

The Beverly Hills banking office, prestigiously located within the Beverly Hills Business District, at 9454 Wilshire Blvd., at an intersection with one of the highest traffic counts in the region and significant visibility, provides convenient access for the Company’s Los Angeles County clientele. The location is in close proximity to the Bank’s existing Los Angeles County loan offices, giving the Company the opportunity to efficiently provide its relationship-driven, private and business banking services to its franchise borrower and other relationships. From inception in 1998 through September 30, 2003, the Company has originated and funded over $1.4 billion in multi-family and commercial real estate loans in Los Angeles County. The Bank already has over $57 million of transaction account deposits, at September 30, 2003, from Los Angeles County-based clients despite limited marketing within Los Angeles County.

The new Riverside banking office at 1299 University Avenue, is located within the University Village, a new 400,000 square foot mixed-use development, which is adjacent to the University of California, Riverside. University Village is bounded by University Avenue, Iowa Avenue, and Highway 60, which together provide exposure to over 160,000 passers-by per day. The new banking office will be located on the corner of University and Iowa avenues, next to The Village Bookstore, Baskin Robbins, Togo’s, and Starbucks, one of two Starbucks located within University Village. Other tenants in the University Village include Denny’s, Del Taco, Fatburger, Rubio’s, Cingular, Ben & Jerry’s, Postal Annex, University of California, and American Express Financial Advisors.

Stephen H. Gordon, Chairman and Chief Executive Officer stated, “We’ve been consistently stating that we intend to selectively open banking offices in strategic locations where the Company has existing concentrations of franchise relationships or in metropolitan areas of significant growth. Having one of the best efficiency ratios in the entire banking industry enables the Company to opportunistically expand, enhance and mature the deposit franchise. With Los Angeles County accounting for approximately 50% of our multi-family and commercial real estate loan originations and 18% of our transaction account deposits, at September 30, 2003, the banking office in Beverly Hills is strategically located to respond to our clients’ demands.” Gordon added, “The Bank’s new location in Riverside demonstrates our commitment to provide the highest level of service to our clients in the Inland Empire, the fastest growing region in the country.”

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At September 30, 2003, CCBI had total assets of $1.45 billion, was the 4th largest multi-family lender in California during the 12 months ended June 30, 2003 (source: Dataquick Information Systems) and has originated approximately $2.8 billion in multi-family and commercial real estate loans through September 30, 2003. Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended June 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA. Commercial Capital Mortgage, Inc., the Company’s mortgage banking subsidiary, funds and sells those loans which the Bank elects to assign to CCM. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions. Commercial Capital Asset Management, Inc., the Company’s asset management subsidiary, provides asset management services to alternative investment funds, made available to accredited investors.

This press release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.